EXHIBIT 10.6

SECURITY AGREEMENT
(Equipment, Inventory, Accounts Receivable and General Intangibles)

        United Expressline, Inc. (“Company”), grants to Fair Holdings, Inc. (“FHI”), an Ohio corporation, a security interest in the Company’s Equipment, Inventory, Accounts Receivable and General Intangibles, whether now owned and hereafter acquired, and/or in the proceeds thereof to secure the payment and performance of all of the Obligations. Such security interest is granted on the terms stated in this Security Agreement.

1.	DEFINITIONS. As used in this Security Agreement, the following terms have the meanings indicated when used with the initial letter capitalized:

(a)	“Account Debtor” means a party who is obligated to the Company with respect to any Account Receivable, or General Intangible.

(b)	“Accounts Receivable” or “Account” means any right of the Company to payment for goods sold or leased or for services rendered, whether or not earned by performance.

(c)	“Collateral” means all property or rights in which a security interest is granted under this Security Agreement.

(d)	“Collateral Account” is used as defined In Paragraph 10(a).

(e)	“Credit Agreement” means the Credit Agreement between the Company and FHI dated the date of this Security Agreement, as it may be amended from time to time.

(f)	“Default” means an “Event of Default” as defined in the Credit Agreement.

(g)
“Equipment” means all of the furniture, fixtures, machinery, and equipment of the Company together with all tools, accessories, parts and accessions now in, attached to or hereafter placed in or added to such property, and any replacements of any such property.

(h)	“General Intangibles” means any personal property (including things in action) other than goods, Accounts, chattel paper, documents, instruments and money.

(i)
“Inventory” means all goods which are held for sale or lease to customers or which are furnished, have been furnished or are to be furnished under contracts of service, or which are raw materials, work in process or materials used or consumed in the Company’s business.

(j)	“Obligations” is used as defined in the Credit Agreement.

2.
FINANCING STATEMENTS. The Company authorizes FHI at the expense of the Company to execute on its behalf and file a financing statement or statements in those public offices deemed necessary by FHI to perfect its security interest. Such financing statements may be signed by FHI alone. In addition, the Company shall execute and deliver any financing statement or other document that FHI may request to perfect or to further evidence the security interest created by this Security Agreement including, without limitation, any certificate or certificates of title to the Collateral with the security interest of FHI noted thereon or executed applications for such certificates of title.

3.
LOCATION, INSPECTION AND PROTECTION OF COLLATERAL. Unless the Company gives FHI not less than ten (10) days prior written notice of additional locations at which Inventory and Equipment shall be kept, all Inventory and Equipment is kept and shall be kept at the following address: 19985 County Road 8, Bristol, IN 46507 and 68939 M.-103, White Pigeon, MI 49099. Unless the Company gives FHI written notice of the location of additional offices where records of the Company relative to Accounts Receivable and General Intangibles are kept, all such records of the Company shall be kept at the following address: 19985 County Road 8, Bristol, IN 46507, which the Company represents is also the address of its principal office. The Company shall not keep duplicate Accounts Receivable records at any other address or change the location of its principal office unless the Company gives FHI not less than 10 days prior written notice of such event. The Company shall, at all reasonable times and in a reasonable manner, allow the officers, attorneys and accountants of FHI to examine, inspect, photocopy and make abstracts from the Company’s books and records and to verify Equipment and Inventory, the latter both as to quantity and quality, and to arrange for verification of Accounts Receivable, under reasonable procedures, directly with the Account Debtors or by other methods. The Company shall also deliver to FHI upon request any promissory notes or other papers evidencing any Account and any guaranty or collateral together with appropriate endorsements and assignments and any information relating thereto and shall do anything else FHI may reasonably require to further protect FHI’s interest in the Collateral. If any of the Collateral consists of Equipment normally used in more than one state and the Company intends to use any of such Collateral in any jurisdiction other than a state in which the Company shall have previously advised FHI such Collateral is to be used, the Company shall not commence use in such other jurisdiction except upon ten (10) days prior written notice to FHI.

4.
FIXTURES. Some of the Collateral may be attached to real estate so as to constitute a fixture. If any Collateral is hereafter so attached to any real estate, notice of the common address, legal description, and name of the owner of record of such real estate shall be furnished to FHI at least ten (10) days prior to such attachment. If any Collateral is hereafter attached to real estate prior to the perfection of the security interest created by this Security Agreement in such Collateral, the Company shall, on demand, furnish FHI with a disclaimer of interest in the Collateral executed by each person having an interest in such real estate.

5.
THE COMPANY’S TITLE. Other than security interests granted to Senior Lenders from time to time for primary credit facilities, including those identified on Schedule A attached hereto and any replacements or successors thereto, each of which shall be senior and superior to the liens granted herein, whether granted prior to or after the security interests granted herein, the Company has full and clear title to all of the Collateral presently owned and shall have such title to all Collateral hereafter acquired except for the security interest granted by this Security Agreement and any other lien or security interest permitted under the terms of the Credit Agreement, and except for jointly owned collateral, which shall be identified and the Company shall keep the Collateral free at all times from any lien or encumbrance except those permitted by the Credit Agreement. No financing statements covering all or any portion of the Collateral is on file at any public office except as may be required or permitted by this Security Agreement and Credit Agreement. FHI agrees to execute at any time and from time to time, any documents necessary to reflect that the liens granted herein are now, and will be later, subordinate to any security interest granted in the Company’s assets, from time to time, to providers of primary credit facilities to the Company.

6.
THE COMPANY’S DUTY TO MAINTAIN THE COLLATERAL. The Company shall keep all tangible Collateral in good order and repair and shall not waste or destroy any of the Collateral. The Company shall not use the Collateral in violation of any statute or ordinance or contrary to the provisions of any policy of insurance thereon.

7.
INSURANCE. In addition to maintaining such insurance on the Collateral as is required by the Credit Agreement, the Company shall, upon the reasonable request of FHI, keep the Collateral insured against such additional risks, in such amounts and under such policies as FHI may reasonably require and with such companies as shall be reasonably acceptable to FHI. All policies providing insurance on the Collateral shall provide that any loss thereunder shall be payable to FHI under a standard form of secured lender’s loss payable endorsement. The Company authorizes FHI to endorse on the Company’s behalf and to negotiate drafts reflecting proceeds of insurance on the Collateral, provided that FHI shall remit to the Company such surplus, if any, as remains after the proceeds have been applied at FHI’s option, (a) to the satisfaction of all of the Obligations or to the establishment of a cash collateral account for the Obligations, or (b) to the replacement or repair of the Collateral; provided, however, that so long as no Default exists, and provided further that the Company can demonstrate to FHI’s satisfaction that any proposed replacement or repair of Collateral is economically and physically feasible, such proceeds shall be applied, at the Company’s option and to the extent necessary, as provided in the foregoing clause (b). Certificates evidencing the existence of all of the insurance required under the Credit Agreement or this Security Agreement shall be furnished to FHI by the Company and the original policies providing such insurance shall be delivered to FHI at its request.

8.
ADVANCES TO PROTECT COLLATERAL. Upon failure of the Company to procure any required insurance or to remove any prohibited encumbrance upon the Collateral or if any policy providing any required insurance is canceled, FHI may procure such insurance or remove any encumbrance on the Collateral and any amount expended by FHI for such purposes shall be immediately due and payable by the Company to FHI and shall be added to and become a part of the Obligations secured hereby and shall bear interest at the Interest Rate, as defined in the Credit Agreement.

9.	DEALING WITH COLLATERAL PRIOR TO DEFAULT. Prior to Default and thereafter until FHI shall notify the Company of the revocation of such authority:

(a)
the Company may, in the ordinary course of business, at its own expense, sell, lease or furnish under contracts of service, any of the Inventory normally held by the Company for such purposes, provided that a sale in the ordinary course of business shall not include a transfer in total or partial satisfaction of a debt, and the Company may use and consume, in the ordinary course of its business, any raw materials, work in process or materials normally held by it for such purposes;

(b)
the Company shall, at its own expense, endeavor to collect, when due, all amounts due with respect to any Accounts or General Intangibles, and shall take such action with respect to collection as FHI may reasonably request or, in the absence of such request, as the Company may deem advisable in accordance with sound business practice, and

(c)
the Company may grant, in the ordinary course of business, to any Account Debtor, any rebate, refund or adjustment to which such Account Debtor may be entitled, and may accept, in connection therewith, the return of the goods, the sale or lease of which shall have given rise to the obligation of the Account Debtor.

10.	DEALING WITH COLLATERAL AFTER DEFAULT. After Default and upon the request of FHI:

(a)
the Company shall upon receipt of any checks, drafts, cash or other remittances in payment of Inventory sold or in payment of Accounts Receivable of the Company, deposit the same in a special collateral account (the “Collateral Account”) maintained with FHI; such proceeds shall be deposited in the form received except for the endorsement of the Company when required, which endorsement FHI is authorized to make on the Company’s behalf, and shall be held by FHI as security for all Obligations;

(b)	the Company shall deliver to FHI all other instruments and chattel paper which constitute proceeds from the sale of Collateral, whether then held or thereafter acquired, and

(c)
the Company shall keep segregated any such checks, drafts, cash, other instruments, chattel paper or other remittances from any of the Company’s other funds or property and shall hold such items for the benefit of FHI until delivery to FHI or deposit in the Collateral Account and FHI may apply all or any portion of the funds on deposit in the Collateral Account against any Obligations in the order of application provided for in the Credit Agreement or, absent such provision, at the discretion of FHI.

After Default, FHI may notify any Account Debtor to make payment directly to FHI of any amounts due or to become due under any Account Receivable, General Intangible, instrument or chattel paper and FHI may enforce the collection of any Account Receivable, General Intangible, instrument or chattel paper in its name or in the name of the Company, by suit or otherwise, and may surrender, release or exchange all or any part thereof or compromise or extend or renew for any period, whether or not longer than the original period, any indebtedness thereunder or evidenced thereby, and any Account Debtor will be fully protected in relying upon the representation of FHI that it has authority under the terms of this Security Agreement to deal with any Account Receivable, General Intangible, instrument or chattel paper and need not look beyond this Security Agreement and such representation of FHI to establish FHI’s authority in that regard.

11.
SUBSTITUTION AND SALE OF EQUIPMENT. The Company may from time to time so long as no Default has occurred and is continuing, substitute items of Equipment so long as any new Equipment becomes subject to the security interest created by this Security Agreement and is subject to no prior liens or security interest other than those permitted by the Credit Agreement. So long as no Default has occurred and is continuing, the Company may, in the ordinary course of its business, sell or otherwise dispose of any items of Equipment for which substitutes have been obtained or which are no longer useful to the Company in its operations, provided that at least ten (10) days prior written notice of any proposed disposition of any material amount of Equipment in a single or a planned series of transactions is given to FHI. Upon the request of the Company, FHI will deliver an appropriate release of its security interest in any item of Equipment disposed of by the Company pursuant to the provisions of this paragraph.

12.
REMEDIES UPON DEFAULT. Upon the occurrence of any Default FHI shall have with respect to the Collateral, in addition to all rights and remedies specified in the Credit Agreement, this Security Agreement or any other agreement between the Company and FHI the remedies of a secured party under the Uniform Commercial Code (the “Code”) as in effect from time to time in Indiana, regardless of whether the Code in such form has been enacted in the jurisdiction in which any such right or remedy is asserted. Any notice required by law, including but not limited to notice of the intended disposition of all or any portion of the Collateral, shall be deemed reasonably and properly given if given at least 10 days prior to such disposition in the manner prescribed for the giving of notices in the Credit Agreement. Any proceeds of the disposition of any of the Collateral shall be applied first to the payment of the expenses of the retaking, holding, repairing, preparing for sale and sale of the Collateral, including reasonable attorney’s fees and legal expenses in connection therewith and any balance of such proceeds shall be applied by FHI to the Obligations in such order as FHI shall determine.

13.
RELATION TO CREDIT AGREEMENT. This Security Agreement is given pursuant to the terms of the Credit Agreement and shall be deemed a part thereof and subject to the terms and conditions of the Credit Agreement.

14.
NOTICES. Any notice required or otherwise given concerning this Security Agreement by either party to the other shall be given as notices are required to be given under the terms of the Credit Agreement.

Dated:  April 15, 2005

United Expressline, Inc. By: /s/ Gary H. Stanley, President